UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  April 10, 2008

AVI BioPharma, Inc.

(Exact name of Company as specified in its charter)

Oregon	001-14895	93-0797222
(State or other	(Commission File No.)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

One S.W. Columbia, Suite 1105

Portland, OR 97258

(Address of principal executive offices)

(503) 227-0554

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 10, 2008, AVI BioPharma, Inc. (the “Company”) hired Dr. Ryszard Kole as the Company’s Senior Vice President of Discovery Research.

Prior to his appointment as Senior Vice President of Discovery Research, Dr. Kole, age 61, had served as a consultant to the Company since the closing of the Company’s acquisition of Ercole Biotech, Inc., a privately held Delaware corporation (“Ercole”), on March 20, 2008.

In the five years prior to his appointment as Senior Vice President of Discovery Research, prior to his service as a consultant with the Company and Ercole’s acquisition by the Company, Dr. Kole served as President, Chief Scientific Officer and a member of the Board of Directors of Ercole from the time he founded Ercole in 2001.  He served as a compensated consultant to Ercole from September 2007 until its acquisition in March 2008.  As a member of Ercole’s senior management, Dr. Kole had primary responsibility for managing Ercole’s internal and collaborative research activities.  At the time of its acquisition, Ercole had six full-time employees and two part-time consultants, including Dr. Kole.

In addition to his work with Ercole, Dr. Kole has been employed by the University of North Carolina at Chapel Hill (“UNC”) as a Professor in UNC’s Department of Pharmacology since 1996.  Prior to his employment as a Professor, Dr. Kole had also been employed by UNC as an Associate Professor and an Assistant Professor.  In his capacity as a Professor at UNC, Dr. Kole had responsibility for managing an academic research lab.

Prior to his appointment as Senior Vice President of Discovery Research, the Company had been paying Dr. Kole $12,500 per month in connection with the consulting services provided to the Company.  The Company and Dr. Kole have agreed to terminate their consulting relationship effective as of April 10, 2008.  As stated above, Dr. Kole had been an officer, a member of the Board of Directors, and a stockholder of Ercole prior to the Company’s acquisition of Ercole.  In his capacities as a member of Ercole’s Board of Directors and as a stockholder of Ercole, Dr. Kole voted to approve Ercole’s acquisition by the Company.  The shares of Ercole capital stock held by Dr. Kole individually or jointly with his spouse were exchanged for 1,960,542 shares of AVI common stock worth approximately $2.58 million when valued at the price per share determined in accordance with the Agreement and Plan of Merger by and among the Company, EB Acquisition Corp., and Ercole and the Stockholder Representative dated March 12, 2008 (the “Merger Agreement”), or $1.3161 per share.  Consistent with the treatment of all stockholders of Ercole, 11% of the shares issued to Dr. Kole in the merger have been delivered to an escrow agent in connection with indemnification obligations applicable to all Ercole stockholders under the terms of the Merger Agreement.  Prior to the merger between the Company and Ercole, the two companies had entered into two cross-license and collaboration agreements in December 2006 and May 2007.  These agreements are described in greater detail in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2008.  As a member of the Board of Directors of Ercole, Dr. Kole approved Ercole’s entry into these transactions.  Dr. Kole is not related to any member of the Company’s Board of Directors or any of the Company’s executive officers.

In connection with his appointment as Senior Vice President of Discovery Research, the Company has entered into an Employment Agreement with Dr. Kole dated April 10, 2008 (the “Employment Agreement”).  Under the terms of his Employment Agreement, the Company will pay Dr. Kole an annual base salary of $235,000 per year.  In addition to his base compensation, Dr. Kole will be eligible for an annual bonus up to 25% of his annual base compensation amount, subject to achievement and satisfaction of goals and objectives established upon mutual agreement of the Company’s Chief Executive Officer, the Company’s Compensation Committee and Dr. Kole.  The Company also granted Dr. Kole an option to purchase 150,000 shares of the Company’s Common Stock.  Dr. Kole’s stock option grant will vest in equal installments over four years.  The Company has also agreed to reimburse up to $65,000 of expenses incurred by Dr. Kole in connection with his relocation.  The Company’s Employment Agreement with Dr. Kole provides for certain benefits payable to Dr. Kole upon termination of Dr. Kole’s employment by the Company for any reason other than for cause or termination of employment by Dr. Kole for circumstances constituting good reason, as those terms are defined in the Employment Agreement.  If terminated by the Company without cause or if terminating his own employment for good reason, the Employment Agreement provides that Dr. Kole is entitled to receive severance benefits equal to (i) six months of base compensation if the termination occurs prior to the first anniversary of Dr. Kole’s employment with the Company or (ii) 12 months of base compensation if the termination occurs after the first anniversary of Dr. Kole’s employment with the Company.

A copy of the press release issued by the Company announcing appointment of Dr. Kole is furnished as Exhibit 99.1 hereto.

Item 9.01                     Financial Statements and Exhibits.

(d)       Exhibits

The following exhibits are furnished herewith:

99.1                           Press Release dated April 16, 2008.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on April 16, 2008.

AVI BioPharma, Inc.

By:	/s/ Alan P. Timmins

Alan P. Timmins
President and Chief Operating Officer (Principal Operating Officer)

Exhibit Index

Exhibit	Description

99.1	Press Release dated April 16, 2008.